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                                                                    EXHIBIT 4.5

                                  FIXED RATE
                               PROMISSORY NOTE


January 31, 1997                                                    $250,000.00


    SFORZA ENTERPRISES INC., a Florida corporation (the "Company"), and its subsidiaries, Castle Room, Inc., Clematis Bistro Corporation and Sushi Enterprises, Inc., all Florida corporations (collectively, the "Makers"), hereby jointly and severally promise to pay to the order of UNIQUE RESTAURANT CONCEPTS LTD., a Florida limited partnership (the "Holder"), the principal sum of two hundred fifty thousand dollars ($250,000.00) together with interest thereon calculated from the date hereof in accordance with the provisions of this Fixed Rate Convertible Promissory Note (the "Note").

    1. Payment of Principal. Subject to the provisions of paragraph 4, the Makers shall pay the principal amount to the Holder on February 28, 1997.

    2. Payment of Interest. Interest shall accrue at the rate of fifteen percent (15%) compounded annually on the unpaid principal amount outstanding from time to time. The Makers shall pay to the Holder all accrued interest in full on the date on which the principal payment is paid.

    3. Default. From and after the date upon which the pay- ment of principal becomes due hereunder, interest shall be payab- le on such sum from time to time remaining unpaid at the maximum legal rate permitted by law in lieu of the rate hereinbefore specified, on demand.

    4. Non-Assertion of Defenses. The Company and the Holder have entered into a letter of intent of even date herewith pursuant to which they agreed in principle to a series of transactions including the Holder's purchase of shares of preferred stock of the Company. The Makers hereby acknowledge that no legally binding documents have been executed and delivered by the parties hereto with respect to such transactions and the Makers hereby agree that they will not raise as a defense to the payment of amounts owed on this Note on its maturity date or thereafter that the Holder and the Company failed to agree upon definitive legal documentation with respect to such transactions for any reason whatsoever.

    5. Security. This Note is secured by the collateral pledged by the Makers pursuant to the Security Agreement of even date between the Makers and the Holder.

    6. Waivers. The Makers and all others who are, or may be- come, liable for the payment of any sum due under the terms of this Note waive presentment, protest and demand, and notice of


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protest, demand and dishonor, and nonpayment of this Note, and agree that the
Holder shall have the right, without notice, to deal in any way at any time with any party hereto, or to grant an extension or extensions of time for payment of any of said indebtedness or any other indulgences or forbearances whatsoever without in any way affecting the liability of any other party liable for the payment of this Note.

    7. Costs of Collection. The Makers agree to pay all costs of collection, including reasonable attorneys' and paralegals' fees (inclusive of any appellate and administrative proceedings), regardless of whether or not suit is brought, in the event that any sum to be paid hereunder us not paid when due.

    8. Amendment. Except as otherwise expressly provided herein, the provisions of the Note may be amended and the Makers may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Makers have obtained the written consent of the Holder; provided that no such action shall change (a) the rate at which or the manner in which interest accrues on the Note or the times at which such interest becomes payable, or (b) any provision relating to the scheduled payment of principal on the Note.

    9. Cancellation. After all principal and accrued interest at any time owed on this Note has been paid in full or upon full conversion of this Note, this Note shall be surrendered to the Makers for cancellation and shall not be reissued.

    10. Place of Payment. Payments of principal and interest are to be delivered to the Holder at the address set forth below for the Holder or to such other address or to the attention of such other person as specified by prior written notice to the Makers.

    11. Governing Law; Venue. This Note has been made, executed and delivered by the Makers in the State of Florida. This Note shall be governed as to validity, interpretation, construction, effect and all other respects by the laws and decisions of the State of Florida. In the event the Holder determines it necessary to institute suit to collect on this Note, the action shall be maintained by the Holder in Palm Beach County, Florida.


    IN WITNESS WHEREOF, the Makers have executed and delivered this Note as of the date first above written.


                                                  SFORZA ENTERPRISES INC.


                                                  By:
                                                      Dale J. Brisson, President


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                                                  CASTLE ROOM, INC.


                                                  By:
                                                      Dale J. Brisson, President


                                                  CLEMATIS BISTRO CORPORATION


                                                  By:
                                                      Dale J. Brisson, President


                                                  SUSHI ENTERPRISES, INC.


                                                  By:
                                                      Dale J. Brisson, President

Holder:       Unique Restaurant Concepts, Ltd.
Address:      490 E. Palmetto Park Rd. #110
              Boca Raton, FL  33432

                                             GUARANTEE

FOR VALUE RECEIVED and intending to be legally bound, the under-signed jointly and severally guarantee payment of the within Note and all extensions or renewals thereof.


                                                  ------------------------------
                                                  JOSEPH C. VISCONTI


                                                  ------------------------------
                                                  DALE J. BRISSON

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